Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-230632, No. 333-230634 and No. 333-233400) of Paysign, Inc. (the “Company”), of our report dated March 27, 2024, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Dallas, Texas

March 27, 2024